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                                                                   EXHIBIT 10.20

[BURLINGTON NORTHERN RAILROAD LOGO APPEARS HERE]

GERALD GRINSTEIN                                         777 Main Street
President and                                            Ft. Worth, Texas 76102
Chief Executive Officer                                  (817) 878-2272


PRIVILEGED AND CONFIDENTIAL
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September 4, 1990

General John T. Chain, Jr.
Quarters 16
Offutt Air Force Base, NE 68113

Dear Jack:

This letter will confirm the agreement for your employment as Executive Vice President-Operations of Burlington Northern Railroad (the "Company").

1.   Employment and Term.  The Company agrees to your employment, and you agree
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to act as its Executive Vice President-Operations during the period commencing
February 25, 1991, and ending February 28, 1996, unless sooner terminated by death, disability or agreement of the parties. In the event that your employment hereunder is terminated because of your death or disability, or by your voluntary resignation, or is terminated by the Company for your breach of this Agreement, the base salary provided for in this Agreement will be paid to and including the end of the month in which such termination of employment occurs except as noted in Paragraph 9 below. If the Agreement is terminated by the Company for any other reason, the Company will pay you on the date of termination a sum of money equal to your then current monthly base salary times the number of months then remaining until March 1, 1996.

2.   Basic Compensation.  Commencing February 25, 1991, your minimum base salary
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shall be $25,000 per month or such higher rate as may be fixed from time to time by the Board of Directors of the Company in connection with its annual review of executive compensation.

3.   Incentive Bonus. You will be paid an incentive bonus equal to the
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designated percentage of the market rate of a grade D for a level 1 Company performance for the years 1991 and 1992. These payments will be made in January 1992 and January 1993 for each respective year's performance. You will be a regular participant in the Incentive Compensation Plan commencing January 1, 1993, in accordance with the plan.

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General John T. Chain, Jr.
September 4, 1990
Page 2

4.   Restricted Stock.  You will be granted an initial award under the
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Burlington Northern Inc. Restricted Stock Incentive Plan of 10,000 shares effective February 25, 1991.

5.   Stock Options.  You will be granted an initial award under the Burlington
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Northern Inc. Stock Option Incentive Plan of 30,000 Basic Options effective
February 25, 1991.

6.   Pension Benefits.  You shall be designated as a participant under the
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Burlington Northern Inc. Pension Plan as of February 25, 1991, and shall accrue credited service for pension benefits while employed by the Company.

     In the event you are still employed by the Company at the end of the term of this agreement, your retirement benefits will be determined by including periods of service performed on behalf of your previous employers as may be necessary, taking into account your period of service to the Company, to bring your period of continuous service to thirty (30) years as of such date.

     The payment of these retirement benefits to you or your surviving spouse will be made from the regular Pension Plan and the Supplemental Pension Plan, as appropriate. Payments will be subject to offset by any benefits you may receive or will receive under any pension, profit sharing, executive benefit plan or similar retirement plan from previous employers.

7.   Stock Options, Restricted Stock, Disability and Other Benefits.  You will
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participate with other senior executives of the Company in plans from time to time in effect for Stock Options, Stock Appreciation Rights, Restricted Stock, short-term and long-term disability benefits, change in control protection and perquisites, including those available under the employee benefit plans of the Company. See attachment.

8.   Relocation Benefits.  The Company will be responsible for any costs
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associated with your relocation to Fort Worth, Texas, in accordance with our standard policy, which are not provided to you by the United States government.

9.   Recall to Military Service. Should you be recalled to military service
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due to a national emergency, subject to Company approval, you will be granted a paid leave of absence with the rate of pay equal to your Basic Compensation less any amounts you are paid from the United States government. The period of time you are on such a leave of absence will not count toward your fulfillment of the five-year term of this Agreement.
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General John T. Chain, Jr.
September 4, 1990
Page 3

This Agreement is contingent upon your passing a physical examination, which includes a drug screen.

If this correctly sets forth our agreement, please sign the original and return it to me, and keep the copy for your file.

Very truly yours,

BURLINGTON NORTHERN RAILROAD



By  /s/ GERALD GRINSTEIN
    ---------------------------------
    President and
      Chief Executive Officer


Accepted this first day of
October, 1990



/s/ JOHN T. CHAIN, JR.
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